EXHIBIT 99

Marine Products Corporation Reports First Quarter 2013 Financial Results

ATLANTA, April 24, 2013 – Marine Products Corporation (NYSE: MPX) announced its unaudited results for the quarter ended March 31, 2013.  Marine Products is a leading manufacturer of fiberglass boats under two brand names: sterndrive and inboard pleasure boats by Chaparral, including H2O Sport and Fish & Ski Boats, SSi and SSX Sportboats, Sunesta Sportdecks, Xtreme Towboats, Signature Cruisers and Premiere Sport Yachts, and outboard sport fishing boats by Robalo.

For the quarter ended March 31, 2013, Marine Products generated net sales of $44,283,000, a 17.0 percent increase compared to $37,849,000 last year.  The increase in net sales was due to a 12.3 percent increase in the number of boats sold and a 2.9 percent increase in the average selling price per boat.  Unit sales increased due to higher sales of our larger Chaparral boats and value-priced Robalo sport fishing boats.  The average selling price per boat increased during the quarter due to higher sales of several of our larger models, especially the Chaparral 257 and 277 SSX.

Gross profit for the quarter was $7,112,000, or 16.1 percent of net sales, compared to gross profit of $6,996,000, or 18.5 percent of net sales, in the prior year.  As a percentage of net sales, gross profit decreased due to increased employment costs and the lower margins generated from our value-priced boats, the sales of which increased during the quarter compared to the prior year.

Operating profit for the quarter decreased by 28.3 percent to $1,472,000 compared to $2,053,000 in the first quarter of last year due to higher selling, general and administrative expenses.  Selling, general and administrative expenses increased due to costs that vary with sales, such as warranty expense and sales commissions.  As a percentage of net sales, these expenses decreased slightly from 13.1 percent in the first quarter of 2012 to 12.7 percent in the first quarter of 2013.

The income tax provision during the quarter was $172,000 compared to $660,000 in the first quarter of 2012.  Marine Products’ income tax provision decreased due to lower income before income taxes, as well as a lower effective tax rate during the first quarter of 2013 as compared to the prior year.  The effective tax rate during the first quarter of 2013 was lower due to the extension of research and experimentation credits attributed to 2012 that were recorded during the first quarter of 2013.  Net income for the quarter ended March 31, 2013 was $1,449,000 compared to net income of $1,632,000 for the first quarter of 2012.  Diluted earnings per share were $0.04 in the first quarters of 2013 and 2012.

First Quarter 2013 Earnings Press Release

Richard A. Hubbell, Marine Products’ Chief Executive Officer stated, “We are in the peak of the 2013 retail selling season and based on activity during the 2013 winter boat shows and recent general macroeconomic indicators, we are moderately optimistic regarding our dealer and retail sales opportunities.   Our value-priced Chaparral and Robalo models continue to appeal to our dealers and retail customers.  During the first quarter of 2013, however, the majority of our increase in unit sales compared to the prior year was due to improvements in unit sales of the larger models.  Sales of our value-priced Robalo sport fishing boats increased significantly as well.  As our dealers and retail customers continue to recognize the attractiveness of our products, we are pleased to report continued strong market share.  The preliminary market share statistics for the 12 months ended December 31, 2012 show that Chaparral’s share of the 18 to 35-foot fiberglass sterndrive market was 11.6 percent, and that we maintained our position as the third largest manufacturer in this category.

“As we adjust to higher production levels and a varying model mix, we continue our efforts to optimize our employment levels and production planning, while at the same time maintaining our high quality manufacturing standards and superior customer satisfaction rankings.  As we accomplish these objectives, our manufacturing processes will become more efficient and we believe that profitability should improve, although we note that labor cost increases have negatively impacted our recent profitability.

“At the end of the first quarter, our dealer inventories and production backlog were appropriate for this point in the selling season.  While we are benefiting from a strong retail selling season, we remain cautious about continued economic uncertainty in both our domestic and international markets, and are prepared to adjust production levels or take other actions to maximize profitability as market conditions warrant,” concluded Hubbell.

Marine Products Corporation will hold a conference call today, April 24, 2013 at 8:00 a.m. Eastern Time to discuss the results for the first quarter.  Interested parties may listen in by accessing a live webcast in the investor relations section of Marine Products’ website at www.marineproductscorp.com.  The live conference call can also be accessed by calling (888) 329-8893 or (719) 457-2628 and using the conference ID #6343945.  A replay of the conference call will be available in the investor relations section of Marine Products’ website beginning approximately two hours after the call.

Marine Products Corporation (NYSE: MPX) designs, manufactures and distributes premium-branded Chaparral sterndrive pleasure boats; Premiere Sport Yachts; and Robalo sport fishing boats, and continues to diversify its product line through product innovation and is prepared to consider strategic acquisition targets.  With premium brands, a solid capital structure, and a strong independent dealer network, Marine Products Corporation is prepared to capitalize on opportunities to increase its market share and to generate superior financial performance to build long-term shareholder value.  For more information on Marine Products Corporation visit our website at www.marineproductscorp.com.

First Quarter 2013 Earnings Press Release

Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding our belief that look forward in time or express management’s beliefs, expectations or hopes.  In particular, such statements include, without limitation, statements that we are optimistic regarding the strength of the 2013 retail selling season based on macroeconomic indicators and activities during the 2013 winter boat show season, statements that we believe that our value-priced Chaparral and Robalo models continue to appeal to our dealers and retail customers, statements that our manufacturing processes will become more efficient as we adjust to higher production levels and our profitability will improve, and our opinion that our dealer inventories and production backlogs are appropriate for this point in the retail selling season.  Additional discussion of factors that could cause the actual results to differ materially from management's projections, forecasts, estimates and expectations is contained in Marine Products' Form 10-K, filed with the Securities and Exchange Commission for the year ending December 31, 2012.

For information contact:

BEN M. PALMER
Chief Financial Officer
(404) 321-7910
irdept@marineproductscorp.com

JIM LANDERS
Vice President, Corporate Finance
(404) 321-2162
jlanders@marineproductscorp.com

First Quarter 2013 Earnings Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands except per share data)
Periods ended March 31, (Unaudited)	First Quarter
	2013	2012	% BETTER (WORSE)
Net Sales	$44,283	$37,849	17.0%
Cost of Goods Sold	37,171	30,853	(20.5)
Gross Profit	7,112	6,996	1.7
Selling, General and Administrative Expenses	5,640	4,943	(14.1)
Operating Profit	1,472	2,053	(28.3)
Interest Income	149	239	(37.7)
Income Before Income Taxes	1,621	2,292	(29.3)
Income Tax Provision	172	660	73.9
Net Income	$1,449	$1,632	(11.2	) %

EARNINGS PER SHARE
Basic	$0.04	$0.04	0.0%
Diluted	$0.04	$0.04	0.0%

AVERAGE SHARES OUTSTANDING
Basic	36,795	36,629
Diluted	37,003	36,819

First Quarter 2013 Earnings Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
At March 31, (Unaudited)	(in thousands)
	2013	2012
ASSETS
Cash and cash equivalents	$6,345	$6,782
Marketable securities	1,455	11,868
Accounts receivable, net	3,138	3,312
Inventories	26,517	25,789
Income taxes receivable	966	368
Deferred income taxes	1,298	1,008
Prepaid expenses and other current assets	1,052	1,199
Total current assets	40,771	50,326
Property, plant and equipment, net	11,356	11,770
Goodwill	3,308	3,308
Other intangibles, net	465	465
Marketable securities	35,844	41,250
Deferred income taxes	3,242	2,873
Other assets	6,885	6,659
Total assets	$101,871	$116,651

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$7,194	$6,112
Accrued expenses and other liabilities	10,211	9,781
Total current liabilities	17,405	15,893
Long-term pension liabilities	6,406	5,904
Other long-term liabilities	86	452
Total liabilities	23,897	22,249
Common stock	3,811	3,783
Capital in excess of par value	2,283	1,188
Retained earnings	73,428	90,830
Accumulated other comprehensive loss	(1,548)	(1,399)
Total stockholders' equity	77,974	94,402
Total liabilities and stockholders' equity	$101,871	$116,651